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                                                                    EXHIBIT 4(c)

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 IRA Annuity
    Draft             ML LIFE INSURANCE COMPANY OF NEW YORK
  7-25-2002
 -----------                      ENDORSEMENT

          WITHDRAWALS NOT SUBJECT TO A CONTINGENT DEFERRED SALES CHARGE

The Contingent Deferred Sales Charge described in Section 4.3 of the Contract to which this endorsement is attached will not be applied to those withdrawals in any Contract year which do not exceed the "free withdrawal amount." The free withdrawal amount is the greater of (a) or (b) where: (a) is 10% of each Premium paid into the Contract (but not more than the Premium remaining) that is subject to a Contingent Deferred Sales Charge determined as of the date of the withdrawal request, less any prior withdrawals during that Contract year; and
(b) is your gain in the Contract plus Premiums remaining in the Contract that are no longer subject to a Contingent Deferred Sales Charge. The gain in the Contract is the excess, if any, of (ii) over (i) where: (i) is the sum of all your Premiums paid into the Contract less any prior withdrawals of these Premiums; and (ii) is your Contract Value at the time of the withdrawal.

Withdrawals of any "free withdrawal amount" in any Contract year will be effected as if gain is withdrawn first, followed by Premiums. Withdrawals in excess of the "free withdrawal amount" will be effected as if Premiums are withdrawn first. Premiums are assumed to be withdrawn on a "first-in, first-out"
(FIFO) basis.

This endorsement controls over any contrary provisions of the Contract or previous endorsements.

                                           ML LIFE INSURANCE COMPANY OF NEW YORK

                                           By:       /s/ Lori M. Salvo
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                                                         Secretary


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MLNY070                                                                 SPECIMEN